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                                                 January 28, 2000


                     [LETTERHEAD OF FLEET SECURITIES, INC.]


VIA AIRBORNE

Mr. Joseph Fox
President
WebStreet Securities, Inc.
510 Lake Cook Road
Deerfield, IL 60015


Dear Mr. Fox:

     We write in reference to Stuart A. Cohn's letter dated January 7, 2000 to Mr.Pascal J. Mercurio wherein Mr. Cohn advised of WebStreet Securities, Inc.'s intention not to renew the Clearing Agreement dated April 10, 1997 between our two organizations (the "Clearing Agreement").

     Please be advised that pursuant to Mr. Cohn's letter the Clearing Agreement will terminate on April 30, 2000. We strongly suggest that you make alternative clearing arrangements as soon as possible so that the conversion of accounts can be accomplished without undue delay.

     However, as you were advised telephonically and in a meeting on January 18, 2000, in the event your accounts are not transferred by the April 30th deadline, we are willing to provide clearing services on a month-to-month basis with the following changes to the current pricing:

     1. Ticket charges will be $8.75 for each equity trade and $9.75 for each option trade plus the schedule amounts for options reflected in the Clearing Agreement under the section entitled "Fees and Compensation".

     2. All rebates for OTC or listed orders, regardless of where executed, will be based on the amount that the market maker or exchange executing the order pays for order flow and WebStreet will receive only that amount.
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     In all other respects, the terms and conditions in the Clearing Agreement, including all amendments, will govern the provision of our services on and after May 1, 2000 and until the conversion of accounts has been completed.

     Please indicate WebStreet's acceptance of the above by signing and returning the original and one copy of this letter to the undersigned at your earliest convenience but in any event no later than February 7, 2000. The other copy is for your records. We are also willing to negotiate a new one-year clearing agreement based on the proposal we provided during the January 18, 2000 meeting but your agreement to the terms and conditions outlined in this letter do not relate in any way, and will not include, any aspects of our proposal for a one-year agreement.

                                        Very truly yours,

                                        /s/ Charlie Seigel

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                                        CS:cw



/s/ Joseph Fox

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ACCEPTED and AGREED TO:
WEBSTREET SECURITIES, INC.


By: Joseph Fox
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Name: Joseph Fox
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Title: President
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Date: 2/07/00
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